October 27, 2004


                      LITFUNDING CORP ANNOUNCES CORRECTION


Los Angeles
LitFunding Corp
Morton Reed, 702-317-1610

LitFunding Corp (LFC) (OTC BB:LFDG.OB - News) today announced a correction to its previous releases regarding the non-binding Letter of Intent with Green Realty and or Andrew Green for a multi-stage $2.5 million round of funding. The correct name of the funding entity is "LITinvestments111." As proposed, LITinvestments111 will make a loan to a limited liability company formed by LitFunding USA, the new wholly owned operating subsidiary of LFC. Under the terms of the agreement, after fees and the return of capital loaned by LITinvestments111, both the limited liability company and LITinvestments111 will participate in fees generated from the investments made.


LITFUNDING CORP IS A PRE-EMINENT SOURCE OF CAPITAL TO THE PLAINTIFF'S ATTORNEYS MARKET

LFC through it's wholly owned subsidiary LitFunding USA (The Company) remains one of the nation's largest public companies specializing in the funding of litigation primarily through plaintiffs' attorneys. The Company is in the litigation funding business making advances to plaintiffs' attorneys primarily in the areas of personal injury. A fee is earned when the lawsuits so funded are settled or otherwise concluded by a court ruling. At that time both the funds advanced and the fee contractually agreed to are repaid to the company. The company's new full recourse program will charge lower interest rates than the current fees charged on non-recourse advances and these loans will be collateralized by both the attorney's underlying case load as well as real property.

This press release does not constitute an offer of any securities for sale.

Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations, and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LFC to reach definitive agreements with respect to and close the proposed financing discussed in this release as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward looking statements. In addition, other risks are detailed in the Company's periodic reports. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

ON BEHALF OF THE BOARD
LitFunding Corp (LFC)
Morton Reed--Chairman/President

Contact:  Morton Reed, Chairman/President (702)317-1610.